Exhibit 10.2
Cach Foods, Inc.
Form SB-2


                          LICENSE AGREEMENT


   This License Agreement ("Agreement") is made and entered into this 10th day of October, 2000 (the "Effective Date"), by and between Cornelius A. Hofman, an individual residing in Idaho ("Licensor") and Cach Foods, Inc., a Nevada corporation, with its principal place of business at 216 South Sixteenth Avenue, Pocatello, ID 83201, ("Licensee").

     WHEREAS, the Licensor has expended time, effort and money to develop "Idaho ChipsTM", a brand name for potato chips that is recognized as being a valuable sales tool; and

     WHEREAS, the Licensee desires to distribute potato chips with the brand name "Idaho ChipsTM."

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Rights. The License granted by this Agreement is exclusive and world-wide to Licensee and authorizes Licensee to utilize the brand name "Idaho ChipsTM". Licensor grants Licensee the exclusive right to utilize the brand name "Idaho ChipsTM" for 30 months from the Effective Date. Thereafter, Licensee will have the exclusive right to utilize the brand name "Idaho ChipsTM" only if the conditions under "License Fee" are met.

     2. License Fee. Licensee will pay Licensor 5 percent of gross revenue earned by Licensee. If after 30 months, Licensee has not generated a minimum of $500,000 in gross revenue, the Licensee will lose its exclusive right to the brand name "Idaho ChipsTM." If Licensee has generated gross revenue of $500,000 or more during the initial 30 month period, this Agreement will be automatically renewed for an additional 12 month period. This Agreement shall be extended for each 12 month period thereafter so long as Licensee averages a monthly gross revenue of atleast $25,000 for the prior twelve month period.

     3. Quality Control. Licensee agrees to implement a reasonable quality control program to ensure the quality and protect the integrity of any product bearing the brand "Idaho ChipsTM" and that any such program be first approved by Licensor.

     4. Books and records.  Licensor may examine at any time
Licensee's books and records that reasonably relate to the bookkeeping and accounting information of gross revenues generated by Licensee.

     5. Confidentiality. Licensor and Licensee agree that any information identified by either as confidential or proprietary information will be used solely for the purposes contemplated and will not be disclosed to any third party.

     6. Indemnification. Licensee will indemnify, defend and hold harmless Licensor from any and all claims or liabilities arising from Licensee's use of the brand "Idaho ChipsTM."

     7. Termination and Default. This Agreement may be terminated by either party on or after April 10, 2003 upon three months' prior written notice to the other party. This Agreement may also be terminated by the non-defaulting party if any of the following events of default occur: (1) If a party materially fails to perform or comply with the terms of this Agreement; (2) If a party fails to strictly

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comply with the provisions of 5 (Confidentiality) or makes an assignment in violation of 8 (non-assignability); (3) If a party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;
(4) If a petition under any foreign state or United States Bankruptcy Act, Receiverships Statute, or the like, as they now exist or as they may be amended, is filed by a party; or (5) If such petition is filed by any third party or an application for a receiver is made by anyone and such petition or application is not resolved favorably within 90 days.

     8. Non-assignability. This Agreement and the rights provided herein may not be assigned by Licensee without the prior written consent of Licensor. Any sale or transfer of more than fifty-percent of the outstanding stock of Cach Foods, Inc. will constitute an assignment of this Agreement.

     9. Arbitration. Should any dispute arise regarding the terms and conditions of this Agreement, the parties agree to arbitrate that dispute before an arbitrator appointed by the American Arbitration Association, located in Salt Lake City, Utah. The arbitration will be performed pursuant to the rules of the American Arbitration Association and the decision rendered thereunder shall be final and conclusive upon the parties. The parties agree to share the expenses of arbitration, including travel and lodging expenses of Licensor reasonably incurred by participating in and attending the arbitration proceedings. The laws of the state of Utah will govern the arbitration proceedings.

     IN WITNESS WHEREOF, the parties have caused their duly-authorized representative to execute this Agreement as of the date set forth above.

   LICENSOR                                 LICENSEE

                                            Cach Foods, Inc.

/s/Cornelius A. Hofman                   /s/Cornelius A. Hofman

   Cornelius A. Hofman                 By:  Cornelius A. Hofman
                                            President

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